Exhibit 99.1

PROOFPOINT MEDIA CONTACT:

Kristy Campbell

Proofpoint, Inc.

(408) 850-4142

kcampbell@proofpoint.com

PROOFPOINT INVESTOR CONTACT:

Jason Starr

Proofpoint, Inc.

(408) 585-4351

jstarr@proofpoint.com

Proofpoint Announces $300 Million Share Repurchase Program

Reaffirms third quarter and full year 2020 financial guidance

Sunnyvale, Calif., August 31, 2020 — Proofpoint, Inc., (NASDAQ: PFPT), a leading cybersecurity and compliance company, today announced that its Board of Directors has approved its first share repurchase program under which the Company is authorized to repurchase up to $300 million of its common stock, representing approximately 5% of current market capitalization.

“This share repurchase program demonstrates the Board’s and Management’s confidence in our strategy, execution, and long-term growth opportunity,” said Gary Steele, Chairman and CEO of Proofpoint. “Our top priority continues to be investing in our people-centric cybersecurity and compliance platform in the years ahead. At the same time, this program gives us a compelling opportunity to return value to shareholders and reduce our common stock outstanding. We believe our strong balance sheet and anticipated operating cashflow generation provide us with the flexibility to execute share repurchases while continuing to invest in R&D and M&A to profitably grow our business.”

Proofpoint does not have a specific schedule for the repurchase of the shares. The timing and the amount of any repurchases will be determined by the Company based on its evaluation of market conditions, applicable legal requirements and other factors. Repurchases may be made through open market purchases, block trades and/or in privately negotiated transactions, and may be implemented pursuant to Rule 10b5-1 plans. The repurchase authorization does not obligate the Company to buy any particular amount of stock and may be suspended or discontinued by the Company at any time without prior notice. The Company expects to fund the repurchase program from its existing cash balance and cash flows from operations. The Company had approximately 57.6 million shares of common stock outstanding as of July 17, 2020.

Proofpoint also reaffirms its third quarter and full year 2020 financial guidance as originally provided on its second quarter earnings release and filed on Form 8-K on July 30, 2020. Proofpoint’s policy is to not reiterate or adjust financial guidance unless it is also done through a public disclosure such as a press release or Form 8-K, as done here.

Forward-Looking Statements

This press release contains forward-looking statements, including Proofpoint’s intention to implement a program to purchase up to $300 million of Proofpoint’s common stock; the expected timing, volume and nature of such securities repurchase program; the expected source of funding; and future growth and future financial performance. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the market price of Proofpoint’s common stock prevailing from time to time, the amount of Proofpoint’s cash commitments, the nature of other acquisition or investment opportunities presented to Proofpoint from time to time, Proofpoint’s cash flows from operations, general economic conditions, the potential direct and indirect impact of events beyond our control such as the current coronavirus (COVID-19) pandemic on our business, financial condition and operations, including on our customers’ spending and on our expenses, supply chain, and employees, failure to maintain or increase renewals from existing customers and failure to generate increased business through existing or new channel partner relationships; uncertainties related to continued success in sales growth and market share gains and other factors identified in Proofpoint’s Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2020, as filed with the Securities and Exchange Commission on July 31, 2020. Additional information will also be set forth in Proofpoint’s future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that we make with the Securities and Exchange Commission. These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Proofpoint is under no obligation, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

About Proofpoint, Inc.

Proofpoint, Inc. (NASDAQ: PFPT) is a leading cybersecurity company that protects organizations’ greatest assets and biggest risks: their people. With an integrated suite of cloud-based solutions, Proofpoint helps companies around the world stop targeted threats, safeguard their data, and make their users more resilient against cyber attacks. Leading organizations of all sizes, including more than half of the Fortune 1000, rely on Proofpoint for people-centric security and compliance solutions that mitigate their most critical risks across email, the cloud, social media, and the web. More information is available at www.proofpoint.com.

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Proofpoint is a registered trademark or tradename of Proofpoint, Inc. in the U.S. and/or other countries. All other trademarks contained herein are the property of their respective owners.